Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 7, 2010, between Clarus Corporation, a Delaware corporation (the “Company”), and Peter Metcalf (the “Employee”).

WITNESSETH :

WHEREAS, the Company desires to employ the Employee and to be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1.	Term.

The term of this Agreement shall commence and be effective only upon the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 7, 2010, by and among the Company, Everest/Sapphire Acquisition, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company (the “Purchaser”), Sapphire Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of the Purchaser, Black Diamond Equipment, Ltd., a Delaware corporation, and Ed McCall, as stockholders’ representative (the “Commencement Date”) and shall terminate on the third anniversary of the Commencement Date (the “Term”), subject to earlier termination as provided herein.  This Agreement shall automatically terminate, simultaneously with the termination of the Merger Agreement, if the Closing does not occur.

2.	Duties.

(a)           During the Term of this Agreement, the Employee shall serve as the President and Chief Executive Officer of the Company and shall perform all duties commensurate with his position and as may be assigned to him by the Executive Chairman of the Board of Directors of the Company (the “Board”) or the Executive Vice Chairman of the Board.  The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company, and to diligently and competently perform the duties of his position.

(b)           The Employee shall report to the Board, and shall communicate regularly with the Executive Chairman of the Board or the Executive Vice Chairman of the Board.

3.	Compensation, Bonus, Stock Options, Benefits, etc.

(a)           Salary.  During the Term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, an annual salary at the rate of $210,000 (the “Base Compensation”).  The Base Compensation shall be payable in accordance with the normal payroll practices of the Company.  The Employee’s performance and the Base Compensation shall be subject to annual review by the Company.

(b)           Bonus.  In addition to the Base Compensation described above, the Employee shall, in the sole and absolute discretion of the Compensation Committee of the Board, be entitled to performance bonuses which may be based upon a variety of factors, including the Employee’s performance and the achievement of Company goals, all as determined in the sole and absolute discretion of the Board or Compensation Committee of the Board.  In addition, the Employee may be entitled to participate in such other bonus plans, during the Term of this Agreement, as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(c)           Stock Options.  Effective upon the Commencement Date, the Company shall issue and grant to Employee options (the “Stock Options”) to purchase 75,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an exercise price equal to $6.00 per share, which shall vest in three installments as follows: 30,000 shares shall vest on December 31, 2012 and 22,500 shares shall vest on each of December 31, 2013 and December 31, 2014; provided, that, any unvested Stock Options shall accelerate and vest in the event that this Agreement has not been renewed upon its scheduled expiration date; and, provided further, that all Stock Options shall expire on the tenth anniversary of the Commencement Date.  The terms and provisions of the Stock Options shall be set forth in a stock option agreement in a form satisfactory to the Company.  In addition, the Employee may be entitled, during the Term of this Agreement, to receive such additional options, at such exercise prices and other terms as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

(d)           Benefits.  During the Term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its senior executive officers from time to time.  The Company and its affiliates retain the right to terminate or alter any such plans or policies from time to time.  The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for its senior executive officers.  Upon the Employee’s retirement from active service with the Company, except in the case of a termination of this Agreement by the Company pursuant to Section 7(b) hereof, the Company shall provide the Employee with the same form of medical and dental insurance as the Company may make available to, or have in effect for, its senior executive officers from time to time for a period commencing on such retirement and ending on the Employee’s sixty-fifth (65th) birthday (the “Benefit Period”) at no cost to the Employee.  In addition, during the Benefit Period, the Employee shall have the option to purchase, at the Employee’s expense, medical and dental insurance through the Company for his wife and children in the same manner as other senior executive officers of the Company may purchase medical and dental insurance through the Company.

(e)           Reimbursement of Business Expenses.  During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to the Company and in accordance with and subject to the Company’s expense reimbursement policies, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

(f)           Taxes.  The Base Compensation and any other compensation paid to Employee, including, without limitation, any bonus, shall be subject to withholding for applicable taxes and other amounts.

4.	Representations of Employee.

The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompetition covenants, which limit the ability of the Employee to perform his duties under this Agreement.

5.	Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement.

For purposes of this Section 5, all references to the Company shall be deemed to include the Company’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired. In consideration for the compensation and benefits provided to the Employee pursuant to this Agreement, the Employee agrees with the provisions of this Section 5.

(a)           Confidential Information.  (i)  The Employee acknowledges that as a result of his retention by the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company.  Accordingly, the Employee shall not, at any time, either during or subsequent to the Term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such Confidential Information for purposes in the best interests of the Company, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee.

 (ii)  The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Company.

(b)           Return of Confidential Information.  Upon the termination of this Agreement or upon the request of the Company, the Employee shall promptly return to the Company all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information.

(c)           Inventions, etc.  During the Term and for a period of one year thereafter, the Employee will promptly disclose to the Company all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Company conceived, developed, acquired, or reduced to practice by him alone or with others during the Term of this Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise (“Inventions”).

The Employee agrees that all copyrights created in conjunction with his service to the Company and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended).  All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Company, and the Company shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith.  To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Company any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Company all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Company may reasonably request, together with  any assignments thereof to the Company or persons designated by it.  Such obligation to assist the Company shall continue beyond the termination of the Employee’s service to the Company, but the Company shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Company’s request for such assistance. In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, during the Term of this Agreement and for a period of two years after termination of this Agreement, as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)           Non-Competition.   The Employee agrees not to utilize his special knowledge of the Business and his relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Company in the Business during the Restricted Period.  During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business.  During the Restricted Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Company, or, to the Employee’s knowledge, is a customer of the Business conducted by the Company at any time during the Restricted Period.

(e)           Non-Disparagement and Non-Interference.  The Employee shall not, either directly or indirectly, (i) during the Restricted Period, make or cause to be made, any statements that are disparaging or derogatory concerning the Company or its business, reputation or prospects; (ii) during the Restricted Period, request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage the business relationships of the Company; or (iii) at any time during or after the Restricted Period, use or purport to authorize any Person to use any Intellectual Property owned by the Company or exclusively licensed to the Company or to otherwise infringe on the intellectual property rights of the Company.

(f)           Non-Solicitation. During the Restricted Period, the Employee shall not recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company during the preceding one year.
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(g)           Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of manufacturing, assembling, licensing, distributing, marketing and selling mountain climbing, hiking and skiing equipment, and any other business that the Company or its subsidiaries may be engaged in during the Term of this Agreement; (ii) the term “Competitive Business” shall mean any business competitive with the Business and (iii) the term “Restricted Period” shall mean the Term of this Agreement and a period of two years after termination of this Agreement; provided, that, if Employee breaches the covenants set forth in this Section 5, the Restricted Period shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached.

6.           Remedies.    The restrictions set forth in Section 5 are considered by the parties to be fair and reasonable.  The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood.  The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5.  Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions.  In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Company shall not be required to post a bond as a condition to obtaining such remedy.  In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs.  If any provisions of Sections 5 or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5 or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.  For purposes of this Section 6, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries, whether now existing or hereafter established or acquired.

7.           Termination.   This Agreement shall terminate at the end of the Term set forth in Section 1.  In addition, this Agreement may be terminated prior to the end of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 7.

(a)           Death or Permanent Disability.  If the Employee dies or becomes permanently disabled, this Agreement shall terminate effective upon the Employee’s death or when his disability is deemed to have become permanent.  If the Employee is unable to perform his normal duties for the Company because of illness or incapacity (whether physical or mental) for 45 consecutive days during the Term of this Agreement, or for 60 days (whether or not consecutive) out of any calendar year during the Term of this Agreement, his disability shall be deemed to have become permanent.  If this Agreement is terminated on account of the death or permanent disability of the Employee, then the Employee or his estate shall be entitled to receive accrued Base Compensation through the date of such termination, all unvested Stock Options held by the Employee shall immediately vest and become exercisable and the Employee or the Employee’s estate, as applicable, shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination, except as provided in Sections 3(b) and 3(d) of this Agreement; provided, however, that any bonus pursuant to Section 3(b) of this Agreement shall be paid only for the year in which such termination occurred pro rated for the portion of such year prior to such termination and shall be paid at such time as the Board determines the bonuses for all senior executive officers of the Company for such year.

(b)           Cause.  This Agreement may be terminated at the Company’s option, immediately upon notice to the Employee, upon the occurrence of any of the following (“Cause”): (i) breach by the Employee of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Employee (which cure period shall not be applicable to clauses (ii) through (v) of this Section 7(b)); (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement; (iii) Employee’s failure to perform any reasonable directive of the Board; (iv) fraud, criminal conduct, dishonesty or embezzlement by the Employee; or (v) Employee’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company.  If this Agreement is terminated by the Company for Cause, then the Employee shall be entitled to receive accrued Base Compensation through the date of such termination, all Stock Options, whether vested or unvested, will be forfeited by the Employee and will terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination.

(c)           Without Cause.  This Agreement may be terminated, at any time by the Company without Cause immediately upon giving written notice to the Employee of such termination.  Upon the termination of this Agreement by the Company without Cause, the Employee shall be entitled to receive one year of Base Compensation in one lump sum within five days of the effective date of such termination, subject to withholding for applicable taxes and other amounts, all unvested Stock Options held by the Employee shall immediately vest and become exercisable and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination, except as provided in Section 3(d) of this Agreement.

(d)          By Employee.

(i)           Subject to the provisions of clause (ii) of this Section 7(d), the Employee may terminate this Agreement at anytime upon providing the Company with six weeks prior written notice. If this Agreement is terminated by the Employee pursuant to this Section 7(d)(i), then the Employee shall be entitled to receive his accrued Base Compensation and benefits through the effective date of such termination, any unvested Stock Options will terminate and be null and void and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination, except as provided in Section 3(d) of this Agreement.

(ii)           The Employee may terminate this Agreement upon the occurrence of any of the following: (A) a breach by the Company of any material provision of this Agreement and the expiration of a 10-business day cure period for such breach after written notice thereof has been given to the Company by the Employee; (B) any material diminution in the authority or responsibilities delegated to the Employee as the chief executive officer of the Company; or (C) any reduction in the Employee’s Base Compensation.  Upon the termination of this Agreement by the Employee pursuant to this Section 7(d)(ii), the Employee shall be entitled to receive one year of Base Compensation in one lump sum within five days of the effective date of such termination, subject to withholding for applicable taxes and other amounts, all unvested Stock Options held by the Employee shall immediately vest and become exercisable and the Employee shall have no further entitlement to Base Compensation, bonus, or benefits from the Company following the effective date of such termination, except as provided in Section 3(d) of this Agreement.

(e)           Change in Control.  Upon the occurrence of a Change in Control (as hereinafter defined), the Employee shall have the right to terminate this Agreement.  Upon the termination of this Agreement by the Employee due to the occurrence of a Change in Control, the Employee shall be entitled to receive one year of Base Compensation in one lump sum within five days of the effective date of such termination, subject to withholding for applicable taxes and other amounts and all unvested Stock Options held by the Employee shall immediately vest and become exercisable.  For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company.

(f)           Return of Payments and Cancellation of Benefits.  In the event that the Employee fails to comply with any of his obligations under this Agreement, including, without limitation, the covenants contained in Section 5 hereof, the Employee shall repay to the Company the one year Base Compensation lump sum payment received by the Employee from the Company pursuant to Section 7(c), 7(d)(ii) or Section 7(e) hereof as of the date of such failure to comply, the Company’s obligation to provide the benefits under Section 3(d) hereof will terminate and be null and void as of such date, and the Employee will have no further rights in or to such amounts and benefits.

8.             Key Man Life Insurance.  The Employee acknowledges that the Company will seek to obtain key man life insurance policy on his life with the Company as the named beneficiary in an amount to be determined by the Board up to a maximum amount of Ten Million Dollars ($10,000,000).  The Employee hereby agrees to provide such information and to submit to such medical examinations and otherwise use his best efforts to cooperate as may be required to assist the Company in obtaining such policy.

9.	Miscellaneous.

(a)  Survival.  The provisions of Sections 4, 5, 6, 7 and 9 and the last two sentences of Section 3(d) shall survive the termination of this Agreement.

(b)  Entire Agreement.  This Agreement sets forth the entire understanding of the parties and, except as specifically set forth herein, merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification.  This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver.  Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)  Successors and Assigns.  Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company;  and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company.  Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

If to the Company:	With a copy to:

Clarus Corporation	Kane Kessler, P.C.
One Landmark Square	1350 Avenue of the Americas
Stamford, Connecticut 06901	New York, New York 10019
Facsimile: (203) 428-2024	Facsimile: (212) 245-3009
Attention: Warren B. Kanders	Attention: Robert L. Lawrence, Esq.

If to the Employee:	With a copy to:

Peter Metcalf
_____________	______________
_____________	______________
_____________	_____________

(g) Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provisions held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue.  This Agreement shall be subject to the non-exclusive jurisdiction of the federal courts or state courts of the State of Delaware, County of New Castle, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise.  The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.  The prevailing party in any proceeding instituted in connection with this Agreement shall be entitled to an award of its/his reasonable attorneys’ fees and costs.

(i) Governing Law.  This Agreement is made and executed and shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(j) Counterparts.  This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

(k)  Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the parties hereto and, except as provided herein, shall not be deemed for the benefit of any other person or entity.

(l)  Headings and References.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References in this Agreement to any section refer to such section of this Agreement unless the context otherwise requires.

(m)  IRC Section 409A.  The parties to this Agreement intend that the Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and this Agreement shall be interpreted in a manner consistent with that intention.  Notwithstanding any provision of this Agreement, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his termination with the Company shall be made prior to the earliest date that Employee may receive such payments without a penalty, remedial measure or similar effect being imposed against the Company or the Employee pursuant to Section 409A of the Code.

(n)  Participation of the Parties.  The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.

Clarus Corporation		Employee

By:	/s/ Philip A. Baratelli	/s/ Peter Metcalf
	Name: Philip A. Baratelli	Peter Metcalf
Title: Chief Financial Officer